Exhibit 10(f)

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is entered into as of the April 25, 2000, between NextNet.com, Inc. (hereinafter called the "Company") and Larry Weinstein (hereinafter called the "Employee").

                              W I T N E S S E T H :

     WHEREAS, the Employee has acquired special skills, ability, extensive background and knowledge in creation of strategic alliances in the Internet, and

     WHEREAS, the Company desires to utilize such skills, ability, background and knowledge and

     WHEREAS, the Company desires to employ the Employee as a President and Chief Executive Officer on the terms and conditions hereinafter set forth, and

     WHEREAS, Employee desires to be in the employ of the Company on the terms and conditions hereinafter set forth, and

     WHEREAS, the Employee represents and warrants that he is under no restriction or disability by reason of any prior contract or otherwise which would prevent him from entering into and performing this Employment Agreement.


     NOW THEREFORE, the parties hereto intending to legally bound hereby covenant and agree as follows:

     l. Employment - The Company hereby employs the Employee as President and Chief Executive Officer for a period commencing on April 27, 2000 and ending on April 26, 2005 (unless sooner terminated pursuant to Paragraph 4) to perform and discharge services and duties of a President for the Company. This contract may be extended for an additional two (2) year term upon Employee's written election on or before January 30, 2005.


     2. Exclusivity - The Employee shall be available for the Company's business during a substantial portion of each business week but shall not be required to work for the Company exclusively.

     3. Compensation - The Company hereby grants to the Employee an option, that shall have a cashless exercise provision, to purchase 250,000 shares of the Company at a strike price of five cents ($.05) per share. The option may be exercised, in part or in full, at any time or from time to time during the term of this Agreement including any extension period. Any exercise of the option with respect to a portion of the shares represented by the option shall not exhaust the option. In no event shall the Employee's stock holdings in the Company, including the aforementioned options, represent less than 10% of the issued and outstanding shares of the Company. During each calendar year of this Agreement the Employee shall receive an amount of dollars or property equal to twenty percent of the net increase in equity of the Company during such period less any funds or capital which has been invested into the Company by third party investors during that period. In addition Employee shall receive each year of the term of this agreement 20% of the number of shares which the Company receives in any entity through compensation or exchange during such period. All such payments or property received by Employee pursuant to this paragraph shall be reduced by the appropriate amount necessary to reflect the requirements of both federal and state withholding taxes. Furthermore the Company and Employee shall enter into good faith negotiation to provide Employee with additional compensation in the form of options and stock to be delivered over the course of this agreement and to be based on certain mutually agreed upon performance goals.

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     4. Termination - This agreement shall terminate: (i) at the end of the term set forth in Paragraph 1 or at the end of any extension thereof; (ii) upon the Employee's death; or (iii) upon the Employee's disability, if such disability prevents him from performing his obligations under this Agreement for a continuous time equal to the waiting period provided for under the Company's then established disability insurance plan for Salaried Employees if any, before disability insurance payments commence, (iv) upon Employees failure to discharge his duties hereunder (v) upon Employees breach of this agreement.


     5. Non-Competition - Employee agrees that while in the employment of Company, he will not manage, operate or participate as a principal in any business directly competitive with that conducted by the Company.

     6. Delivery of Materials - Employee agrees that upon the termination of his engagement he will deliver to the Company all documents, papers, materials and other property of the Company relating to its affairs, which may then be in his possession or under his control.


     7. Entire Agreement - This Agreement constitutes the entire agreement between the parties and contains all of the agreements between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreement, including any employment type agreement between Employee and the Company, either oral or in writing.

     8. Amendment - This Agreement may not be amended except by an instrument signed by both parties hereto, or by their duly appointed representatives.

     9. Governing Law - This Agreement shall be governed by and construed in accordance with the laws of California.

     10. Nonassignability - Neither this Agreement nor any right or interest hereunder shall be assignable by Employee, his beneficiaries, or legal representatives without Employer's prior written consent; provided, however, that nothing in this Section shall preclude (i) Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of Employee or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

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     11. No Attachment - Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation,  commutation, alienation,
sales,  assignment,   encumbrance,   charge,  pledge,  or  hypothecation  or  to
execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     12. Notices - Unless otherwise specified in a note sent or delivered in accordance with this Section, any notice to be given under this Agreement shall be in writing and shall be deemed to be given if delivered to a party in person or mailed by certified mail, postage prepaid, return receipt requested, at the addresses set forth below:

             If to Employee:              Larry Weinstein
                                          3 Commodore Drive
                                          Unit B 160
                                          Emeryville, CA 94608

             If to the Company:           NextNet.com, Inc.
                                          75 Lincoln Highway
                                          Iselin, NJ 08830



     13. Headings - The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation or any of the provisions of this Agreement.

     14. Prior Agreements- All prior agreements between the parties hereto are hereby canceled, void and are deemed to be of no legal effect except for the non competition provisions thereof.

     15. Arbitration- All disputes hereunder shall be submitted to the American Arbitration Association for resolution.

     IN WITNESS WHEREOF, the parties hereto have signed and sealed this Agreement as of the day and year first above written

NextNet.com, Inc.

By:/s/Walter J. Krzanowski     (Seal)
--------------------------
Name: Walter J. Krzanowski
      Secretary

Larry Weinstein                (Seal)
---------------
Employee

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